                                                                     Exhibit 4.1

                          CERTIFICATE OF DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                   OF THE SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               ANALEX CORPORATION

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

     Analex Corporation (the "Corporation"), organized and existing under the laws of the State of Delaware, does, by its President and under its corporate seal, hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation and in accordance with the provisions of
Section 151 of the Delaware General Corporation Law, its Board of Directors has adopted the following resolution creating the following classes and series of the Corporation's $0.02 par value Convertible Preferred Stock and determining the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series:

     RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created the following series of Preferred
Stock:

     . 12,000,000 shares shall be designated Series A Convertible Preferred Stock, par value $0.02 per share (the "Series A Preferred Stock").

     The designations, powers, preferences, and rights and the qualifications, limitations and restrictions of the Series A Preferred Stock in addition to those set forth in the Certificate of Incorporation shall be as follows:

          Section 1. Designation and Amount. 12,000,000 shares of the unissued convertible preferred stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock shall initially be issued at a purchase price of $2.23 per share (the "Series A Original Issue Price").

          Section 2. Rank. The Series A Preferred Stock shall rank: (i) subject to the requirements of Section 7, junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights senior to the Series A Preferred Stock (the "Senior Securities"); (ii) subject to the requirements of Section 7, senior to all of the Corporation's common stock, $.02

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                                                                     Exhibit 4.1

par value per share (the "Common Stock"); (iii) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, the "Junior Securities"); and (iv) subject to the requirements of Section 7, on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights on a parity with the Series A Preferred Stock (the "Parity Securities").

          Section 3. Dividends. Beginning on September 30, 2003, and continuing on the last day of each calendar quarter thereafter, so long as shares of Series A Preferred Stock remain outstanding, the holders of each share of the Series A Preferred Stock (the "Holders") shall be entitled, from and after the date of issuance of such share, to receive, and shall be paid quarterly in arrears in cash out of funds legally available therefor, cumulative dividends, of an amount equal to 6% of the Series A Original Issue Price per share, (as appropriately adjusted for any stock splits, stock dividends, combinations, and the like), per annum with respect to each share of the Series A Preferred Stock; provided, however, if, at any time after the date of the initial issuance of the Series A Preferred Stock (the "Series A Closing") the Corporation's available cash for operations for the following 12-month period, in each case calculated from the date such quarterly dividend installment would otherwise be paid, is less than One Million Dollars ($1,000,000) in excess of the business projections for the Corporation approved by the Board of Directors of the Corporation (the "Board") for such 12-month period (which projections will be updated and presented to the Board for each calendar quarter) or the Corporation's payment of such dividend in cash will result in an event of default under the Senior Indebtedness (as defined below), such dividend may, at the option of the Corporation, be paid to the Holders in shares of the Series A Preferred Stock valued at the Series A Original Issue Price. The Holders of shares of Series A Preferred Stock shall be entitled to receive such dividends, immediately after the payment of any dividends to Senior Securities required by the Corporation's Certificate of Incorporation, as amended or amended and restated and in effect, including for this purpose any certificate(s) of designation, (the "Charter") prior and in preference to any dividends required to be paid to Junior Securities and Common Stock but in parity with any distribution to the holders of Parity Securities.

          Section 4. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, immediately after any distributions to Senior Securities required by the Charter, and prior and in preference to any distribution to Junior Securities and Common Stock but in parity with any distribution to the holders of Parity Securities, an amount per share equal to the sum of the Series A Original Issue Price (as appropriately adjusted for any stock splits,

                                                                     Exhibit 4.1

stock dividends, combinations, and the like) and any accrued but unpaid dividend on the Series A Preferred Stock. If upon the occurrence of such event, and after the payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the holders of the Series A Preferred Stock and any Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the amount each such holder would receive if such full preferential amounts were paid unless otherwise provided in the Charter.

               (b) Upon the completion of the distribution required by Section 4(a), if assets remain in the Corporation, they shall be distributed in accordance with the Charter.

               (c) Upon the completion of the distributions required by Section 4(a) and Section 4(b), if assets remain in the Corporation, they shall be distributed pro rata, on an as-converted to Common Stock basis, to the holders of the Common Stock.

               (d) A sale, conveyance or disposition of all or substantially all of the capital stock or assets of the Corporation or a merger, consolidation or other transaction or series of related transactions (whether involving the Corporation or a subsidiary thereof) in which the Corporation's stockholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a "Transaction"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, unless the holders of a majority of the then outstanding shares of the Series A Preferred Stock vote affirmatively or consent in writing that such transaction shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4.

               (e) Prior to the closing of a Transaction described in Section 4(d) which would constitute a liquidation, dissolution or winding up within the meaning of this Section 4, the Corporation shall, at its sole option, either (i) make all distributions of cash or other property that it is required to make to the Holders pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds or other property from which the distributions required to be made to such Holders can be made, or (iii) in connection with a sale of all or substantially all the assets of the Corporation, establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Corporation from a sale of all or substantially all the assets of the Corporation will be used to make the liquidating payments to such Holders immediately after the consummation of such sale. In the event that the Corporation is unable to fully comply with any of the foregoing alternatives, the Corporation shall either: (x) cause such closing to be postponed until the Corporation complies with one of the foregoing alternatives, or (y) cancel such Transaction, in which event the rights of the Holders shall be the same as existing immediately prior to

                                                                     Exhibit 4.1

such proposed Transaction.

          Section 5. Conversion of Series A Preferred Stock. The Corporation and the record Holders of the Series A Preferred Stock shall have conversion rights as follows:

               (a) Right to Convert. Each record Holder of Series A Preferred Stock shall be entitled to convert whole shares of Series A Preferred Stock for the Common Stock issuable upon conversion of the Series A Preferred Stock, as follows: each outstanding share of Series A Preferred Stock is convertible, at any time at the option of the holder thereof, into one fully-paid and non-assessable share of Common Stock, subject to adjustment as provided in
Section 5(d) hereof. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by, initially, the applicable Series A Original Issue Price and
(ii) dividing the result by the conversion price equal to, initially, the applicable Series A Original Issue Price per share or, in case an adjustment of such price has taken place pursuant to this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price last adjusted, hereafter referred to as the "Conversion Price"). Accrued but unpaid dividends will be paid in cash upon any such conversion.

               (b) Automatic Conversion.

               (i) After the date that is 18 months following the Series A Closing, each share of outstanding Series A Preferred Stock shall be automatically converted into Common Stock at the Conversion Price then in effect
(A) on the date on which the average closing price for the immediately preceding twenty (20) consecutive trading days of the Common Stock trading on the American Stock Exchange (or other stock exchange approved by the holders of a majority of the then outstanding shares of Series A Preferred Stock) exceeds two-and-one-half (2.5) times the Conversion Price or (B) on the sixty-first
(61st) day following the date on which the Corporation delivers a Notice of Conversion (as defined below) pursuant to Section 5(c) below to each Holder and offers to pay to such Holder an amount per share equal to or greater than two-and-one-half (2.5) times the Conversion Price (the "Cash Offer") for each share of the Series A Preferred Stock held by such Holder if such Holder does not accept such offer by written notice of acceptance to the Corporation within 60 days of the date of such Notice of Conversion. Except as otherwise provided
Section 3 above, accrued but unpaid dividends shall be paid in cash on any such automatic conversion. For the avoidance of doubt, only the shares of Series A Preferred Stock held by Holders that do not accept the Cash Offer within 60 days of the Notice of Conversion with respect thereto shall be automatically converted in accordance with Section 5(b)(i)(B) and those Holders that do accept the Cash Offer shall have their shares of Series A Preferred Stock repurchased by the Corporation pursuant to the terms of the Cash Offer.

                                                                     Exhibit 4.1

               (ii) Each share of outstanding Series A Preferred Stock automatically shall be converted into Common Stock at the Conversion Price then in effect on any date after the Series A Closing that a majority of the then outstanding shares of Series A Preferred Stock agree in writing shall be the conversion date of all of the then outstanding shares of Series A Preferred Stock. Except as provided otherwise in Section 3 above, accrued but unpaid dividends will be paid in cash on any such conversion.

               (iii) Notwithstanding anything to the contrary herein, no shares of outstanding Series A Preferred Stock shall be automatically converted into Common Stock pursuant to this Section 5(b) unless at the time of such proposed conversion the Corporation shall have on file with the Securities and Exchange Commission an effective registration statement with respect to the shares of Common Stock issued or issuable to the Holders (A) on conversion of the Series A Preferred Stock then issued or issuable to such Holders, (B) on conversion of the secured subordinated convertible promissory notes dated on or about the date of this Certificate of Designations issued pursuant to the Note Purchase Agreement (the "Notes") and (C) on exercise of all of the warrants to purchase Common Stock of the Corporation dated on or about the date of this Certificate of Designations issued pursuant to the Note Purchase Agreement (the "Warrants") and such shares of Common Stock have been approved by and listed on the American Stock Exchange (or other stock exchange approved by the holders of a majority of the then outstanding shares of Series A Preferred Stock).

               (c) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock if (i) such conversion is pursuant to Section 5(a), the Holder shall (A) fax a copy of a fully executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation or to the Corporation's designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (B) surrender to a common courier for either overnight or two (2) day delivery to the office of the Corporation or its transfer agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer, and (ii) such conversion is pursuant to Section 5(b), the Corporation shall fax a copy of a Notice of Conversion to the Holders stating that the shares of Series A Preferred Stock have been automatically converted into Common Stock, which notice shall specify the date of such automatic conversion, the number of shares of Series A Preferred Stock that have been converted, the Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted); provided, however, that the Corporation's failure to issue a Notice of Conversion shall not effect the automatic conversion of such shares of Series A Preferred Stock and the automatic cancellation of the certificates representing such shares of Series A Preferred Stock. In the event of an automatic conversion pursuant to Section 5(b), the outstanding shares

                                                                     Exhibit 4.1

of Series A Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the Transfer Agent as provided above, or the Holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Section 5(c)(i) below).

                    (i) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock or if such shares of Series A Preferred Stock have been automatically converted into Common Stock.

                    (ii) Delivery of Common Stock Upon Conversion. The Corporation no later than 6:00 p.m. (New York City time) on the third (3rd) business day after receipt by the Corporation or its transfer agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two
(2) day delivery to the Holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                    (iii) Date of Conversion. The date on which a voluntary conversion pursuant to Section 5(a) occurs (the "Date of Voluntary Conversion") shall be deemed to be the date the applicable Notice of Conversion is faxed to the Corporation or the Transfer Agent, as the case may be, provided that the advance copy of the Notice of Conversion is faxed to the Corporation on or prior to 6:00 p.m., New York City time, on the Date of Conversion. An automatic conversion pursuant to Section 5(b) shall occur on the date on which such automatic conversion is deemed to occur pursuant to Section 5(b) (the "Date of Automatic Conversion", and together with the Date of Voluntary Conversion, the "Date of Conversion"). The original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two
(2) day delivery, as soon as practicable following the Date of Voluntary Conversion or as soon as practicable following the date such holder receives notice of the Date of Automatic Conversion. The person or persons entitled to receive the shares of Common Stock

                                                                     Exhibit 4.1

issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                    (iv) No Fractional Shares on Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Series A Preferred held by each Holder could be converted) pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in a reasonable manner by the Board) at the close of business on the Date of Conversion.

               (d) Adjustment of Conversion Price.

               (i) Adjustments of Conversion Rate Upon Issuance of Common Stock. If at any time after the Series A Closing, the Corporation shall issue or sell, or is, in accordance with Section 5(d)(i)(A) through (G) below, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale or deemed issue or sale, then, forthwith upon such issue or sale or deemed issue or sale, the Conversion Price shall be reduced to the net consideration per share received or deemed received by the Corporation pursuant to Sections 5(d)(i)(A) through (G), as applicable ("Full-Ratchet Anti-Dilution Protection").

               (A) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof (in all cases excluding the effect of a net issue election), by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total

                                                                     Exhibit 4.1

maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 5(d)(i)(C), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

               (B) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Section 5(d)(i)(C), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the B Conversion Price have been or are to be made pursuant to other provisions of this Section 5(d)(i), no further adjustment of the Series A Conversion Price shall be made by reason of such issue or sale.

               (C) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if (1) the purchase price or exercise price provided for in any Option referred to in Section 5(d)(i)(A), (2) the number of shares into which the Option is exercisable, (3) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(d)(i)(A) or (B), or (4) the rate at which Convertible Securities referred to in Section 5(d)(i)(A) or (B) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination or expiration of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the

                                                                     Exhibit 4.1

Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

               (D) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than Common Stock or Series A Preferred Stock) payable in Common Stock, then any Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, unless the holders of at least a majority of the then outstanding Series A Preferred Stock shall have consented to such dividend or distribution.

               (E) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

               (F) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (G) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 5(d)(i).

               (ii) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the

                                                                     Exhibit 4.1

Conversion Price in the case of the issuance or sale from and after the date of filing of this Certificate of Designation of Anti-Dilution Excluded Securities (as defined below).

               (iii) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. If the outstanding shares of Common Stock shall be subdivided or increased, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (iv) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

               (v) Adjustments for Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another Corporation of the assets of the Corporation as an entirety or substantially as an entirety, which is not treated as a liquidation, dissolution or winding up pursuant to
Section 4(d) above, the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

               (vi) Fractional Shares. If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common

                                                                     Exhibit 4.1

Stock, such fractional share shall be rounded to the nearest whole number of shares with one-half share being rounded up.

          Section 6. Voting Rights. Except to the extent otherwise expressly provided by law or in Section 7, the Series A Preferred Stock shall vote together with all other classes and series of voting stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the Holder thereof to that number of votes on each such action as is equal to the number of shares of Common Stock (excluding fractions of a share) into which it is convertible pursuant to Section 5 on all matters to be voted on by the stockholders of the Corporation and shall vote along with the holders of Common Stock as a single class.

          Section 7. Protective Provisions.

                    So long as at least 50% of the shares of Series A Preferred Stock issued at the Series A Closing remain outstanding (as adjusted for any stock splits, stock dividends, combinations, recapitalizations involving equity of the Corporation, reclassifications of other similar events involving a change with respect to the Series A Preferred Stock) or, if the Corporation has failed to comply with its obligations to redeem the shares of Series A Preferred Stock in accordance with Section 11, so long as any shares of Series A Preferred Stock issued at the Series A Closing remain outstanding, the Corporation shall not, without first obtaining the written consent of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                    (a) merge or consolidate with one or more corporations or sell all or substantially all of the capital stock or assets of the Corporation;

                    (b) make an acquisition or series of related acquisitions for consideration aggregating more than $10,000,000 in value;

                    (c) alter or amend the Charter or the Corporation's bylaws so as to affect adversely the voting powers, preferences or other rights of the Holders of the Series A Preferred Stock;

                    (d) issue any Senior Securities or any Parity Securities or securities that are convertible into Senior Securities or Parity Securities;

                    (e) pay any dividends or distributions on the capital stock of the Corporation, except for dividends paid on the Series A Preferred Stock as contemplated in this Certificate of Designation;

                                                                     Exhibit 4.1

                    (f) voluntarily liquidate or dissolve, recapitalize or reorganize the Corporation;

                    (g) borrow funds (in one or a series of related borrowings) in an amount more than $1,000,000 other than revolving lines of credit provided by lenders based upon the Corporation's accounts receivable;

                    (h) redeem or purchase any of the capital stock of the Corporation, except repurchases of employee Common Stock upon termination of employment pursuant to employment agreements in effect at the time of the Series A Closing;

                    (i) increase or decrease the number of members of the Board; or

                    (j) elect, appoint or remove the Chief Executive Officer, Chief Financial Officer, President or Chief Operating Officer of the Corporation.

          Section 8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

          Section 9. Preemptive Rights. Each Holder of Series A Preferred Stock or debt or equity of the Corporation that is convertible into shares of Series A Preferred Stock shall be entitled to purchase its pro rata share (calculated by multiplying the number of securities issued in such equity offering including those issued pursuant this Section 9 by a fraction, the numerator of which is the number of shares of Common Stock held by such holder on a Fully Diluted Basis and the denominator of which is the number of shares of Common Stock held by all such holders of securities of the Corporation on a Fully Diluted Basis) of any future private equity offering by the Corporation, except for the Preemptive Rights Excluded Securities.

          Section 10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Preferred Stock: (a) solely for the purpose of effecting the conversion of shares of Series A Preferred Stock issued or issuable to the Holders, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and rights to acquire shares of Series A Preferred Stock, (b) solely for the purpose of effecting the exercise of all of the Warrants, such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of all of the outstanding Warrants and (c) solely for the purpose of effecting the conversion of the Notes, such number of shares of Series A Preferred Stock and Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized but unissued shares of Common Stock or Series A Preferred Stock shall not be sufficient to effect the

                                                                     Exhibit 4.1

conversion of all then outstanding shares of Series A Preferred Stock and rights to acquire shares of Series A Preferred Stock, the exercise of the Warrants and the conversion of the Notes issued or issuable to the Holders, in addition to such other remedies as shall be available to the Holder of Series A Preferred Stock or such rights, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock and Series A Preferred Stock, as applicable, to such number as shall be sufficient for such purposes, including, without limitation, using best efforts to obtain stockholder approval of any necessary amendment to the Charter.

          Section 11. Redemption Rights. The record Holders of the Series A Preferred Stock shall have redemption rights as follows:

                    (a) The Series A Preferred Stock shall be subject to redemption, at the option of the holders of a majority of the then outstanding shares of Series A Preferred Stock at any time after the fourth anniversary of the Series A Closing, in four equal quarterly installments, with the first installment being made within sixty (60) days of the date of exercise of such option and the last installment on the date that is 9 months thereafter, in whole or in part, at a per share redemption price equal to the Series A Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations involving equity securities of the Corporation, reclassifications of other similar events involving a change with respect to the Series A Preferred Stock or the Common Stock) per share plus any accrued but unpaid dividends, payable in immediately available funds.

                    (b) If the funds legally available to the Corporation for the payment of the redemption price of the Series A Preferred Stock are not sufficient to redeem all of the shares of the Series A Preferred Stock required to be redeemed on any date, such funds shall be used to redeem the number of shares of Series A Preferred Stock which may be redeemed from such amount on a pro rata basis. If, at the end of each calendar quarter, thereafter (or more often than quarterly at the option of the Corporation), additional funds become available for the redemption of additional shares of Series A Preferred Stock required to be so redeemed, the Corporation shall immediately use such funds to redeem shares of Series A Preferred Stock until such time as all of the shares of Series A Preferred Stock required to be redeemed pursuant to this Section 11 have been redeemed.

                    (c) If, on the dates established for redemption pursuant to
Section 11(a), all of the shares of Series A Preferred Stock to be redeemed on each such date are not redeemed in full, all rights in respect of such shares of Series A Preferred Stock that have not been redeemed, including the right to receive the applicable redemption price, plus accrued and unpaid dividends, shall continue to be outstanding as evidenced by the certificates representing such shares. The exercise by the Holders of the option to redeem any shares of Series A Preferred Stock which were not redeemed on the dates established for redemption pursuant to Section 11(a), may be rescinded by such Holders at any time following the date established for

                                                                     Exhibit 4.1

such redemption by written notice to the Corporation. All shares of Series A Preferred Stock redeemed pursuant to Section 11(a) shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued, subject to compliance with the terms hereof, as shares of any series of Preferred Stock other than shares of Series A Preferred Stock.

                    (d) If the Corporation does not, or is unable to, redeem the Series A Preferred Stock as required by this Section 11, the Holders shall have the right, but not the obligation, to pursue all remedies available to them at law or in equity and shall have the right to designate additional members to the Board such that the directors designated by such Holders constitute a majority of the members of the Board if the Corporation is unable to effect any such quarterly redemption installment for a period of nine (9) consecutive months after such installment was required to be paid pursuant to Section 11(a) hereof; provided, that if any such installment remains unpaid for a period of nine (9) consecutive months after such installment was required to be paid, such Holders shall be entitled to such increased Board representation unless all such installments that are then past due are paid. Such additional members of the Board shall be designated and elected in accordance with the provisions of
Section 2.1 of the Stockholders' Voting Agreement.

          Section 12. Definitions. As used in this Certificate, the following capitalized terms have the following meanings.

          "Anti-Dilution Excluded Securities" mean any of the following securities: (1) securities issued to employees, consultants, officers or directors of the Corporation or options to purchase Common Stock granted by the Corporation to employees, consultants, officers, or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and approved by the compensation committee of the Board; (2) securities issued on exercise of the Warrants; (3) securities issued on conversion of the Notes; (4) the Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock; (5) for the avoidance of doubt, securities issued on the conversion of any Convertible Securities or the exercise of any Options, in each case, outstanding on the date of the filing hereof; (6) for the avoidance of doubt, securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Section 5(d)(iii) or (iv); and (7) securities issued to financial institutions in connection with commercial credit transactions, equipment credit financings or similar credit transactions approved by the Board, including each member of the Board which may be designated by a Pequot Majority in Interest pursuant to
Section 2.1(a)(ii) of the Stockholders' Voting Agreement.

          "Fully Diluted Basis" means when used in reference to the number of shares of Common Stock held by a person or entity at any time, a number of shares of Common Stock equal to the sum of (x) the number of issued and outstanding shares of Common Stock then held

                                                                     Exhibit 4.1

by or such person or entity, plus (y) the total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all Convertible Securities [and Options] issued and outstanding at such time that are then held by such person or entity.

          "Note Purchase Agreement" means that certain Subordinated Note and Series A Convertible Preferred Stock Purchase Agreement, dated July 18, 2003, between the Corporation and the purchasers named therein.

          "Pequot Majority in Interest" shall have the meaning ascribed to it in the Stockholders' Voting Agreement.

          "Preemptive Rights Excluded Securities" mean an of the following securities: (1) securities issued to employees, consultants, officers or directors of the Corporation or options to purchase Common Stock granted by the Corporation to employees, consultants, officers, or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and approved by the compensation committee of the Board; (2) securities issued on exercise of the Warrants; (3) securities issued on conversion of the Notes; (4) the Series A Preferred Stock and any Common Stock issued on conversion of the Series A Preferred Stock; (5) for the avoidance of doubt, securities issued on the conversion of any Convertible Securities or the exercise of any Options, in each case, outstanding on the date of the filing hereof; (6) for the avoidance of doubt, securities sold by the Corporation in any public offering; (7) for the avoidance of doubt, securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Section 5(d)(iii), (iv) or (v); (8) securities issued to financial institutions in connection with commercial credit transactions, equipment credit financings or similar credit transactions approved by the Board including each member of the Board designated by a Pequot Majority in Interest pursuant to Section 2.1(a)(ii) of the Stockholders' Voting Agreement, and the issuance of Common Stock upon the conversion or exercise of any such securities constituting Convertible Securities or Options; and (9) the issuance of securities of the Corporation issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination by the Corporation approved by the Board.

          "Senior Indebtedness" means the indebtedness of the Corporation under that certain Credit Agreement dated November 2, 2001, as amended, by and between the Corporation and Bank of America, N.A. and any other Senior Indebtedness as such term is defined in the Note Purchase Agreement.

          "Stockholders' Voting Agreement" means that certain Stockholders' Voting Agreement effective on or about the date hereof by and among the Corporation and certain stockholders of the Corporation listed on the signature pages thereto.

                                                                     Exhibit 4.1

                          Signature on following page.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
duly executed on its behalf by its President this     day of          , 2003.
                                                  ---        ---------

                                         ANALEX CORPORATION


                                         By:
                                            ------------------------------------
                                              Name:  Sterling E. Phillips, Jr.
                                              Title: President